47 & 48

FIVE YEAR SUMMARY                                        Exhibit 99                        Ethyl Corporation


Introduction to the Five Year Summary: The following Five Year Summary includes the results of the worldwide lubricant additives business of Texaco,  since its acquisition on February 29, 1996 and the businesses spun off as
Albemarle Corporation through the spin-off date at the close of business on February 28, 1994. The financial position and other data after that date reflect the impact of both the acquisition of the additives business as well as the spin-off of Albemarle. The results and net assets of the Insurance segment, spun off on July 1, 1993, are reported as discontinued insurance operations.
--------------------------------------------------------------------------------------------------------------------
(In Thousands Except Per-Share Amounts)
Years ended December 31                                   1997           1996        1995       1994           1993
--------------------------------------------------------------------------------------------------------------------
Results of Operations
Net sales                                            $1,063,615     $1,149,651    $960,450 $1,174,086     $1,938,390
Costs and expenses                                      923,691        979,972     813,271  1,003,624      1,734,635
Special charges (1)                                           -              -       4,750      2,720         36,150
                                                      ---------      ---------     -------  ---------      ---------
Operating profit                                        139,924        169,679     142,429    167,742        167,605
Interest and financing expenses                          25,668         24,268      26,833     25,378         44,085
Other expense (income), net (2)                           4,274           (361)       (580)     1.218         (9,987)
                                                      ---------      ---------     -------  ---------      ---------
Income before income taxes, extraordinary
charge and discontinued insurance operations            109,982        145,772     116,176    141,146        133,507
Income taxes                                             32,452         52,800      42,213     43,391         43,485
                                                      ---------      ---------     -------  ---------      ---------
Income before extraordinary charge and
discontinued insurance operations                        77,530         92,972      73,963     97,755         90,022
Extraordinary after-tax charge due to
early extinguishment of debt (3)                              -              -           -          -         (5,000)
                                                      ---------      ---------     -------  ---------      ---------
Income before discontinued insurance operations          77,530         92,972      73,963     97,755         85,022
Income from discontinued insurance operations                 -              -           -          -         90,483
                                                      ---------      ---------     -------  ---------      ---------
Net income                                          $    77,530     $   92,972    $ 73,963 $   97,755     $  175,505
                                                      =========      =========     =======  =========      =========
Financial Position and Other Data
Total assets                                        $ 1,067,277     $1,095,169    $983,787 $1,030,415     $2,009,198
                                                      =========      =========     =======  =========      =========
Operations - excluding discontinued
insurance operations
Working capital                                     $   218,686     $  246,254    $242,742 $  248,650     $  407,182
Current ratio                                         2.21 to 1      2.36 to 1   2.67 to 1  2.36 to 1      2.25 to 1
Depreciation and amortization                       $    61,752     $   61,919    $ 49,224 $   53,983     $  127,456
Capital expenditures                                     43,496         29,403      44,831    147,260        205,029
Acquisitions of businesses                                    -        133,032           -          -        125,431
Gross margin as a % of net sales                           28.4           30.0        33.8       33.9           28.5
Research, development and testing expenses (4)      $    71,172     $   71,723    $ 77,153 $   82,661     $  127,000
Long-term debt (5) (6)                                  594,429        325,480     302,973    349,766        686,986
Redeemable preferred stock                                    -              -           -          -            200
Common and other shareholders' equity                   144,598        439,900     410,128    390,937        752,581
Long-term debt as a % of total capitalization (5)(6)       80.4           42.5        42.5       47.2           47.7
Net income as a % of average shareholders' equity          21.5           21.9        18.5       17.1           16.3
Common Stock
Basic and diluted earnings per share: (7)
Income before extraordinary charge and
discontinued insurance operations                   $       .71     $      .78    $    .62 $      .83     $      .76
Extraordinary charge                                          -              -           -          -           (.04)
                                                      ---------      ---------     -------  ---------      ---------
Income before discontinued insurance operations             .71            .78         .62        .83            .72
Income from discontinued insurance operations                 -              -           -          -            .76
                                                      ---------      ---------     -------  ---------      ---------
Net income                                          $       .71     $      .78    $    .62 $      .83     $     1.48
                                                      =========      =========     =======  =========      =========
Shares used to compute basic earnings per share         109,793        118,444     118,436    118,427        118,382
Dividends per share:
Cash dividends declared (8)                         $       .44     $      .50    $    .50 $      .50     $      .60
Dividend of common stock of Albemarle
Corporation, at book value                                    -              -           -       3.38              -
Dividend of common stock of First Colony
Corporation, at book value                                    -              -           -          -           5.72
                                                      ---------      ---------     -------  ---------      ---------
Total                                               $       .44    $       .50    $    .50 $     3.88     $     6.32
                                                      =========      =========     =======  =========      =========
Equity per share (9)                                $      1.73    $      3.71    $   3.46 $     3.30     $     6.36





(1)  Special charge in 1995 consists of a provision for a legal settlement ($4,150 after income taxes). 1994 consists of $10,720 primarily for a provision for environmental remediation as well as other costs, largely offset by the benefit of an $8,000 legal settlement (totalling $1,690 after income taxes). 1993 includes the write-down of the Canadian plant and other related costs of $14,200, costs of work-force reductions in the U.S. and Europe amounting to $7,635, and $14,315 for downsizing costs of Whitby Research, Inc. and relocation of employees and other related costs (totalling $22,400 after income taxes).

(2)  Other expense for 1997 includes a charge related to non-operating assets of about $5,724 ($3,314 after income taxes) resulting from impairment losses of $16,343 net of gains on sales of $10,619.

(3)  The extraordinary after-tax charge is the result of the early redemption of the $116,250, 9-3/8% Sinking Fund Debentures, net
     of income taxes of $3,000.

(4)  Research and development expenses determined in accordance with FASB Statement No. 2 were $42,168 for 1997, $47,371 for 1996,
     $54,475 for 1995, $49,651 for 1994 and $75,624 for 1993.

(5)  The reduction in long-term debt in 1994 reflects $384,924 of debt transferred to Albemarle at the close of business on February
     28, 1994. Excluding the debt and net assets of the businesses spun off, the consolidated debt-to-total-capitalization ratio at
     December 31, 1993, would have been 46.2%

(6)  The increase in long-term debt, decrease in shareholders' equity, and increase in the long-term debt as a percentage of total capitalization in 1997 reflect the effects of the stock buy-back that took place on October 2, 1997. The Company acquired about
     35 million shares of the Company's common stock in accordance with the stock buy-back offer. The total transaction cost of about $328.9 million was financed under the Company's loan agreement.

(7)  All earnings per share figures and number of shares used to compute earnings per share have been restated in accordance with
     FASB Statement No. 128, adopted effective December 31, 1997.

(8)  The decrease in cash dividends declared in 1997 reflects the reduction of the annual cash dividend rate to $.25 per share from
     $.50 per share effective for the dividend declared on October 30, 1997, but paid on January 1, 1998.

(9)  Based on the number of common shares outstanding at the end of each year. The decline in 1997 reflects the repurchase of about
     35 million common shares on October 2, 1997. The decline in 1994 reflects the dividend of common stock of Albemarle Corporation of $3.38 per share at book value. The decline in 1993 reflects the dividend of common stock of First Colony Corporation of
     $5.72 per share at book value.

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